Exhibit 99.1

ImmunoCellular Therapeutics Receives Approval for NYSE MKT Listing

May 25, 2012    8:30 ET—News Release

LOS ANGELES—(BUSINESS WIRE)—

ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular” or the “Company”) (OTCBB: IMUC), a biotechnology company focused on the development of novel immune-based cancer therapies, announced today that its common stock has been approved for listing on the NYSE: MKT. Trading is expected to commence on the NYSE: MKT on Wednesday, May 30th, 2012 under the ticker symbol ‘IMUC’. THE NYSE: AMEX changed its name to NYSE: MKT earlier this month.

“We are pleased to begin trading on NYSE MKT,” said Manish Singh, Ph.D., President and CEO of ImmunoCellular Therapeutics. “This listing marks an important step in our Company’s development by giving us access to a broader investor base and should provide increased transparency and liquidity for investors owning our stock.”

“We welcome ImmunoCellular to the NYSE MKT family of listed companies,” said Scott Cutler, EVP and Co-Head of U.S. Listings and Cash Execution at NYSE Euronext. “IMUC will be joining other growth oriented companies in the U.S. taking advantage of the NYSE’s advanced and innovative market model to offer a premier value for listing and trading their stocks.”

The listing approval is contingent on the Company continuing to meet all of the initial listing requirements on the day it is scheduled to commence trading.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. The Company has commenced a Phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor-associated antigens for glioblastoma. To learn more about IMUC, please visit www.imuc.com.

Contact:

For ImmunoCellular Therapeutics, Ltd.

CEOcast, Inc.

James Young, 212-732-4300

Investor Relations

jyoung@ceocast.com